EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the “2005 Acquisition Equity Incentive Plan” of JDS Uniphase Corporation of our reports dated September 30, 2005, with respect to the consolidated financial statements of JDS Uniphase Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2005 and JDS Uniphase Corporation management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of JDS Uniphase Corporation and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 30, 2005